Exhibit 10.8

Applied Therapeutics Inc. 340 Madison Avenue, 19th Floor New York, NY 10173 212.220.9319 www.appliedtherapeutics.com

CONFIDENTIAL

Mark Vignola, PhD

Dear Dr. Vignola:

Applied Therapeutics Inc., a Delaware corporation (the “Company”), is pleased to provide this offer to you for the position of Chief Financial Officer (“CFO”) on the terms described below.

1.              Position.  The position of CFO will report directly to the Company’s CEO.  Your primary duties will be to direct financial operations and reporting, regulatory activities, and other customary support that a CFO provides.  By signing this letter, you confirm that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company upon your specified start date as outlined below. The anticipated start date is April 29, 2019 (the “Start Date”).

2.              Compensation and Employee Benefits.  You will be paid a starting salary at the rate of $400,000 per year, to be reviewed annually.  You will also be eligible for a target annual bonus of 40% of your base salary.

You will be granted a nonqualified stock option pursuant to the Company’s 2016 Equity Incentive Plan (the “Plan”) to purchase 1% of stock on a fully diluted basis (the “Option”), at an exercise price that is equal to the fair market value of the Common Stock on the date of grant, which will vest over three years subject to continuation of service (33% to vest on the first anniversary of issuance, and then monthly thereafter in straight line vesting for a period of 24 months thereafter).  The complete terms and conditions of your Option will be as set forth in the Plan, and the stock option agreement or grant notice provided by the Company. Subject to your continued service, you will be eligible for additional equity grants in the future in the Board’s discretion.

As a regular employee of the Company you will also be eligible to participate in a number of Company-sponsored benefits (customarily available to executive employees) which will be provided to you.

As a regular employee of the Company you will also be eligible to participate in a number of Company-sponsored benefits (customarily available to executive employees), which will be provided to you.

3.              Confidential Information and Invention Assignment Agreement.  You will be required, as a condition of your serving as the Company’s Interim CFO, to sign the Company’s standard Employee Confidential Information and Inventions, Non-Solicitation and Non-Competition Assignment Agreement.

4.              Relationship.  The arrangement with the Company is for no specific period of time.  Your agreement with the Company will be “at will,” meaning that either you or the

Company may terminate at any time and for any reason, with or without cause, upon 30 days prior written notice.

5.              Withholding Taxes.  All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

6.              Entire Agreement.  This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

If you wish to accept this offer, please sign and date and return them to me.  As required, by law, your agreement with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States as well as providing any necessary tax identification documentation the Company may request.  This offer, if not accepted, will expire at the close of business on April 17, 2019.

With the formalities covered, we are thrilled you are joining the team.

Very truly yours,

Applied Therapeutics Inc.

By:	/s/ Shoshana Shendelman
Name: Shoshana Shendelman, PhD
Title: Chief Executive Officer

ACCEPTED AND AGREED

By:	/s/ Mark Vignola 4/16/19
Name: Mark Vignola